                      CELESTICA INTERNATIONAL HOLDINGS INC.

                 CELESTICA 1997 UK APPROVED SHARE OPTION SCHEME

                        INLAND REVENUE REFERENCE: X-18947

                   ADOPTED BY THE COMPANY ON NOVEMBER 10, 1997

                APPROVED BY THE INLAND REVENUE ON          , 1997







                                KPMG TAX ADVISERS
                                  1 PUDDLE DOCK
                                LONDON, EC4V 3PD

           RULES OF THE CELESTICA 1997 UK APPROVED SHARE OPTION SCHEME


                                      INDEX



                                                                    Page

         1.       Definitions                                       1

         2.       Grant of Options                                  6

         3.       Limitations on Grants                             7

         4.       Exercise of Options                               8

         5.       Option Exchanges                                  12

         6.       Variation of Share Capital                        14

         7.       Manner of Exercise of Options                     15

         8.       Administration and Amendment                      16

         9.       Loss of Office or Employment                      19


         Appendix I:                Letter of Grant
         Appendix II:               Option Certificate and Notice of Exercise


           RULES OF THE CELESTICA 1997 UK APPROVED SHARE OPTION SCHEME


1.        DEFINITIONS

1.1 In these Rules the following words and expressions shall have, where context so admits, the following meanings:

     "ACT" means the INCOME AND CORPORATION TAXES ACT 1988;

     "ACQUIRING COMPANY" means, where the conditions of paragraph 15 of
     Schedule 9 are met, either such company as shall be at any time the "Acquiring Company" as defined in that paragraph, or some other company falling within sub-paragraph (b) or sub-paragraph (c) of paragraph 10 of
     Schedule 9 in relation to the Acquiring Company over whose shares an Option has been granted;

     "ADOPTION DATE" means the date on which the Scheme is adopted by the Board;

     "APPROVAL DATE" means the date upon which the Board of Inland Revenue approves the Scheme;

     "ASSOCIATED COMPANY" has the same meaning as in section 416 of the Act;

     "AUDITORS" means the auditors for the time being of the Company (acting as experts and not as arbitrators);

     "BOARD" means the board of directors of the Company or the Committee at which a quorum is present;

     "COMMITTEE" means a duly constituted committee of the Board delegated with the authority to consider the remuneration of directors and employees of the Group;

     "COMPANY" means Celestica International Holdings Inc., an Ontario,
     Canada Corporation with registered number 1201522 or, save for Rules 2, 3 and 8.2, the Acquiring Company;

     "CONTROL" has the same meaning as in section 840 of the Act;

     "CORPORATION" means Celestica, Inc., a Subsidiary of the Company;

     "DATE OF GRANT" means the date on which an Option is, was or is to be granted to an Option Holder under the Scheme, pursuant to Rule 2.1, or on which an Option is or was treated as being granted pursuant to Rule 2.3;

     "D2D" means Design to Distribution Limited registered in England No.
     3228362;

     "ELIGIBLE EMPLOYEE" means any director or employee of any Group Company who is not precluded by paragraph 8 of Schedule 9 from participating in the Scheme provided that in the case of a director, he is required to devote to his duties not less than 25 hours per week (excluding meal breaks);

     "EXERCISE CONDITIONS", with respect to any Option, means any conditions and/or limitations imposed upon the exercise of such Option pursuant to Rule 2.2;

     "EXERCISE PRICE" means the price as determined by the Company at which an Option Holder may acquire a Share on the exercise of an Option being, subject to Rule 2.3 and Rule 6, in the case of an Option to Subscribe not less than the Market Value of a Share on the Date of Grant;

     "GROUP" means the Company and its Subsidiaries and the phrase "Group Company" shall be construed accordingly;

     "LETTER OF GRANT" means the letter appropriate to the Company in the form set out in Appendix I or in such form as the Board may determine from time to time;

     "MARKET VALUE" means the market value of a Class A Share determined in accordance with the provisions of Part VIII of the TAXATION OF CHARGEABLE GAINS ACT 1992 being, if the shares are not listed on the London Stock Exchange, agreed on or in advance of the Date of Grant of an Option with the Inland Revenue Shares Valuation Division;

     "NEW OPTION" means an option over shares in the Acquiring Company meeting the requirements of sub-paragraphs 15(3)(a) to (d) of Schedule 9, granted in consideration for the release of a Subsisting Option within the "appropriate period" (as defined by paragraph 15(2) of Schedule 9);

     "NOTICE OF EXERCISE" means the notice of exercise appropriate to the Company in the form set out in Appendix II or in such form as the Board may determine from time to time;

     "OPTION" means a non-transferable right to acquire Shares granted or to be granted pursuant to Rules 2.1 or 2.3;

     "OPTION CERTIFICATE" means the option certificate appropriate to the Company in the form set out in Appendix II or in such form as the Board may determine from time to time;

     "OPTION HOLDER" means an Eligible Employee who has been granted an Option under the Scheme;

     "OTHER OPTION SCHEME" means any share option scheme (other than this Scheme) not being a savings-related share option scheme, approved by the Board of Inland Revenue under Schedule 9 and established by the Company or any Associated Company thereof;

     "PUBLIC COMPANY" means a corporation that has its common shares or other equity securities listed on any stock exchange or national dealer quotation system;

     "RECOGNISED EXCHANGE" means a recognised stock exchange within the meaning of section 841 of the Act or a recognised investment exchange within the meaning of the FINANCIAL SERVICES ACT 1986;

     "RULES" means the rules of the Scheme as the same may be amended from time to time;

     "SCHEDULE 9" means Schedule 9 to the Act;

     "SCHEME" means this Celestica 1997 UK Approved Share Option Scheme constituted and governed by the Rules;

     "SHARE" means a Class A Share in the capital of the Company acquired or subject to acquisition under an Option, including any securities into which such Class A Shares may be converted, reclassified, redesignated, sub-divided, consolidated or otherwise changed from time to time;

     "SUBSIDIARY" means a company which is under the Control of the Company and which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985; and

     "SUBSISTING OPTION" means an Option which has been granted and which has not lapsed, been surrendered, renounced or exercised in full.

1.2       In these Rules, except insofar as the context otherwise requires:

          (a) words denoting the singular shall include the plural and vice versa;

          (b) words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

          (c) reference to any enactment shall be construed as a reference to that enactment as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant enactment;

          (d) words have the same meanings as in Schedule 9 unless the context otherwise requires; and

          (e) headings and captions are provided for reference only and shall not be considered as part of the Scheme.

2.        GRANT OF OPTIONS

2.1 Subject to Rule 3 the Company may select any number of individuals who shall at the intended Date of Grant be Eligible Employees and grant them Options at any time or times after the Approval Date but not later than December 31, 2001, provided that Shares satisfy the conditions specified in paragraphs 10-14 inclusive of Schedule 9 on the Date of Grant.

2.2 In granting an Option pursuant to Rule 2.1 the Company may impose any conditions and/or limitations upon the exercise of such Option. Any conditions and/or limitations imposed shall be:

          (a) set out in full in the Option Certificate or in a schedule referred to in the Option Certificate;

          (b) such that rights to exercise such Option after the fulfilment or attainment of any conditions and/or limitations so specified shall not be dependent upon the further discretion of any person; and

          (c) not capable of amendment or waiver unless events happen which cause the Board to consider that those conditions and/or limitations have ceased to be appropriate whereupon the Company may at any time amend, relax or waive such conditions and/or limitations so that any new conditions and/or limitations imposed are in its opinion, more appropriate and are in the reasonable opinion of the Board no more difficult to abide by or satisfy than when they were originally imposed or last amended as the case may be.

2.3 Where the circumstances noted in Rule 5.1 apply New Options may be granted within the terms of paragraph 15(1) Schedule 9 in consideration for the release of Options previously granted under this Scheme. Such New Options are deemed to be equivalent to the old Options and to have been granted within the terms of this Scheme.

2.4 No Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio. Each Option Certificate shall carry a statement to this effect.

2.5 Options shall be granted to Eligible Employees by an Option Certificate executed as a deed specifying the Date of Grant, the number of Shares subject to Option, the Exercise Price and any Exercise Conditions. The Option Certificate shall be sent to the Option Holder together with a Letter of Grant as soon as practicable after the Date of Grant.

2.6 No Option Holder shall have any right as a shareholder with respect to any Share that is subject to an Option granted under this Scheme unless and until the date of issuance of such Share in accordance with this Scheme and such Option and the delivery to such Option Holder of a certificate or certificates representing such Shares.

3.        LIMITATIONS ON GRANTS

3.1 Options may be granted pursuant to Rule 2.1 provided that such grant does not result in the aggregate of:

          (a) the number of Shares which remain issuable on the exercise of Subsisting Options; and

          (b) the number of Shares which have been issued pursuant to the exercise of Options,

exceeding any limit set from time to time by the Board.

3.2 Any Option granted to an Eligible Employee shall be limited and take effect so that immediately following such grant he would hold Subsisting Options over Shares with an aggregate Market Value not exceeding L30,000, or such other limit specified in paragraph 28 of Schedule 9.

         For the purpose of this Rule 3.3, Subsisting Options shall including Subsisting Options granted under this Scheme and subsisting options granted under all Other Option Schemes.

         For the purpose of this Rule 3.3 the Market Value of Shares shall be calculated in accordance with paragraph 28(3) of Schedule 9.

4.        EXERCISE OF OPTIONS AND OTHER OPTION TERMS

4.1 Subject to each of the rules of this Rule 4 and Rule 7 below any Option may be exercised by the Option Holder in whole or in part as determined by any Exercise Conditions imposed pursuant to Rule 2.2, but not earlier than the date which is 90 days following the date on which the Company becomes a Public Company.

4.2 No Option may be exercised by an Option Holder at any time when he is precluded by paragraph 8 of Schedule 9 from participating in the Scheme. The grant of such Options and the issuance of Shares under this Scheme and under such Options, as the case may be, shall be carried out in compliance with applicable law and with the rules, regulations and published policies of governmental and regulatory authorities and applicable stock exchanges.

4.3 Each Option shall lapse, expire and terminate and become thereafter incapable of exercise with respect to some or all of the Shares for which it may be otherwise have been exercised as provided in the Exercise Conditions, provided that, to the extent that such Option has not previously lapsed, expired or terminated, such Option will so lapse, expire and terminate and become thereafter incapable of exercise with respect to all Shares on the occurrence of the eighth anniversary of the Date of Grant.

4.4 To the extent that an Option lapses, expires or terminates, such event shall not increase the capacity of the Company to grant further Options within any limit on the number of Shares available for the Scheme set by the Board pursuant to Rule 3.1.

4.5 Each Option Holder shall cooperate with the Company, the Corporation and D2D in relation to obtaining any registration or qualification of any Shares or any other approval of any governmental or regulatory body which is required, necessary or desirable under any applicable law, rule, regulation or published policy of such body in connection with the exercise of an Option and shall have no claim or cause of action against any of the Company, the Corporation or D2D or any Subsidiary of any of them or any of their officers or directors, as a result of any failure by the Company, the Corporation or D2D to obtain or to take any steps to obtain any such registration, qualification or approval.


5.        OPTION EXCHANGES

5.1 If as a result of any of the events specified in Rule 5.2, a company has obtained Control of the Company, or if a company has become bound or entitled to acquire Shares as mentioned in Rule 5.2, the Option Holder may, if the company which is the Acquiring Company in respect of that event so agrees, release any Subsisting Option he holds in consideration for the grant of a New Option.

         A New Option issued in consideration of the release of an Option shall be evidenced by an Option Certificate which shall import the relevant provisions of these Rules and of the Exercise Conditions.

         A New Option shall, for all other purposes of this Scheme, be treated as having been acquired at the same time as the corresponding released Option.

5.2       The events specified for the purpose of Rule 5.1 are:

          (a) any company obtaining control of the Company as a result of making:

                 (i) a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

                 (ii) a general offer to acquire all the shares (other than shares which are already owned by him) in the Company which are of the same class as Shares subject to a Subsisting Option; or

          (b) any person becoming bound or entitled to acquire Shares in the Company under sections 428 to 430 of the COMPANIES ACT 1985; or

          (c) any person obtaining Control of the Company other than as a result of the events specified in Rule 5.2(a) above.

5.3 For the purpose of this Rule 5 other than Rule 5.1 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

5.4 A New Option shall not be exercisable by virtue of the event pursuant to which it was granted.

6.        VARIATION OF SHARE CAPITAL

6.1 In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any capitalization or rights issue or any consolidation, subdivision or reduction of capital of the Company, the number of Shares subject to any Option and the Exercise Price may be adjusted by the Company in such manner as the Auditors confirm in writing to be, in their opinion, fair and reasonable to prevent substantial dilution or enlargement of the rights granted to, or available to, Option Holders, provided that:

          (a) the Exercise Price for a Share subject to an Option to Subscribe is not reduced below the nominal value, if any, of a Share unless (and to the extent that) the Company is authorised to capitalise from its undistributed profits or reserves upon the exercise of such Option an amount equal to the difference between the aggregate Exercise Price and the aggregate nominal value of the Shares to be issued upon such exercise and to apply such sum in paying up the difference;

          (b) at any time when the Scheme remains approved by the Inland Revenue, no adjustment shall take effect without the prior approval of the Board of Inland Revenue; and

          (c) at any time when the Scheme remains approved by the Inland Revenue following the adjustment, the Shares continue to satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.

         Such variation shall be deemed to be effective and binding on all persons once any necessary Inland Revenue approval has been given, from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised within that period shall be treated as exercised with the benefit of the variation confirmed by the Auditors as aforesaid.

6.2 If an adjustment is made pursuant to Rule 6.1 above with the intention that the Scheme shall cease to be approved by the Inland Revenue, the Company shall immediately notify the Inland Revenue.

6.3 The Company shall take such steps as it considers necessary to notify Option Holders of any adjustment made under Rule 6.1 and may call in, cancel, endorse, issue or reissue any Option Certificate consequent upon such adjustment.

7.        MANNER OF EXERCISE OF OPTIONS

7.1 No Option may be exercised whilst the Scheme is and is intended to remain approved by the Inland Revenue unless the Shares satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.

7.2 Subject to the Exercise Conditions, an Option shall be exercised in whole or in part by the Option Holder giving notice in writing to the Company by the appropriate Notice of Exercise detailing the number of Shares in respect of which the corresponding Option is being exercised and accompanied by a certified cheque, bank draft or money order in the amount of the aggregate Exercise Price for such number of Shares and the relevant Option Certificate. Any exercise of an Option thereby effected shall be irrevocable and binding from the time such notice is given in such manner.

7.3 Subject to Rule 7.4 where an Option is exercised, the number of Shares specified in the Notice of Exercise given in accordance with Rule 7.2 shall be allotted and issued credited as fully paid to the Option Holder within 30 days after the date of exercise and the Company shall arrange for the delivery of a definitive share certificate in respect thereof. Save for any rights determined by reference to a record date preceding the date of allotment, such Shares shall rank pari passu with the other shares of the same class then outstanding.

7.4 When an Option is exercised in part, the Option shall remain exercisable with respect to the balance of the Shares subject thereto on the same terms as originally applied to the Option, subject in all cases to these Rules and to the terms of such Option, including the terms of the applicable Exercise Conditions, and a new Option Certificate in respect of the balance of such Shares shall be issued by the Company as soon as practicable after the partial exercise.

7.5 Where Shares are or become quoted on any Recognised Exchange, the Company shall apply for Shares issued on the exercise of any Option to be admitted to that exchange, if they were not so admitted already.

7.6 Where Shares are quoted on any Recognised Exchange then no Option may be exercised in contravention of the terms of any securities transactions rules of that Recognised Exchange as may from time to time be in force.

8.        ADMINISTRATION AND AMENDMENT

8.1 The Scheme shall be administered by the Board whose decision on all disputes shall be final save where the Rules require the concurrence of the Auditors.

8.2       The Company may from time to time amend these Rules provided that:

          (a) no amendment may materially affect an Option Holder as regards an Option granted prior to the amendment being made;

          (b)     no amendment may be made without the consent of:

                  (i)     Onex Corporation; and

                  (ii) subject to Rule 8.3, the persons appointed from time to time as the Chief Executive Officer and the Chief Financial Officer (or persons holding such offices, however designated) of the Corporation;

          (c) no amendment shall have effect until approved by the Board of Inland Revenue whilst the Scheme is and is intended to remain approved by the Inland Revenue pursuant to Schedule 9; and

          (d) no amendment made with the intention that the Scheme shall cease to be approved by the Inland Revenue shall take effect unless at the same time the Inland Revenue is notified of such amendment.

8.3 Subject to paragraph (a), (c) and (d) of Rule 8.2, the Company may, without the consent of any other person (other than the Board of Inland Revenue), amend or terminate the Scheme at any time as and if so required by applicable law, the rules, regulations or published policies of any governmental or regulatory authority or any stock exchange on which securities of the Company are listed or to which an application for listing of any securities of the Company has been made.

8.4 The cost of establishing and operating the Scheme shall be borne by the Group Companies in such proportions as the Company shall determine.

8.5 Any notice required to be given to any Option Holder pursuant to the terms of the Scheme or the Exercise Conditions may be given by personal delivery, facsimile transmission or prepaid mail to the place, facsimile number or address provided by the Option Holder to the Corporation or the Company in connection with this Scheme or as maintained in the personnel records of the Group Company by which such Option Holder is employed. Any notice to be provided to the Corporation, the Company or any other Group Company shall be provided to it at its principal business address and principal facsimile number from time to time, to the attention of its Secretary. Any notice to be provided to any officers of any Group Company shall be provided to them care of such Group Company in the manner set forth above, to their attention. Any such address or facsimile number may be changed by the relevant party by giving notice of such change to the other parties in the manner provided by this Rule 8.7. All notices delivered personally shall be deemed to have been received on the date so delivered, all notices sent by facsimile transmission shall be deemed to be received on the date transmitted unless it is not a business day, in which case they shall be deemed to have been received on the next business day, and all notices sent by mail shall be deemed to have been received on the fourth business day after mailing unless a labour dispute or other disruption of postal service has occurred during such four-day period, in which case receipt will be deemed to have occurred on the fourth business day following the termination of such disruption.

8.6 The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent of all Subsisting Options, taking account of any other obligations of the Company to issue unissued shares of the same class as Shares.

8.7 Except as specifically provided under this Scheme, or unless otherwise provided by applicable law, no rights or interests of an Option Holder under this Scheme shall be given as security or assigned by any Option Holder and no portion of any Shares reserved for issuance under the Scheme shall be subject to attachment, charge, anticipation, execution, garnishment, sequestration or other seizure under any legal or other process. Any transaction purporting to effect such a prohibited result is void ab initio.

8.8 Subject to the prior approval of the Company and the Board of Inland Revenue, this Scheme shall come into effect on November 10, 1997.

9.        LOSS OF OFFICE OR EMPLOYMENT

         The rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination. Neither the Scheme nor the acquisition of any Options or Shares issued thereunder shall confer upon any person any right with respect to continuance of employment or continuance as a director or officer of any Group Company, or interfere in any way with the right of any Group Company to terminate the employment or office of any such person at any time in accordance with applicable law.

                                                                     APPENDIX I


    TO BE TYPED ON HEADED NOTE PAPER OF CELESTICA INTERNATIONAL HOLDINGS INC.





Dear [OPTION HOLDER]:

              CELESTICA INTERNATIONAL HOLDINGS INC. (THE "COMPANY")
        THE CELESTICA 1997 UK APPROVED SHARE OPTION SCHEME (THE "SCHEME")

         I am pleased to inform you that the Company has granted you an option under the rules of the Scheme on [ ] ("the Date of Grant") to subscribe for [Number] of Class A Shares in the capital of the Company at an Exercise Price of [ ] per share ("the Option"). Accordingly, I enclose an Option Certificate which sets out the terms of the Option.

         Please note that the exercise of the Option is conditional on satisfying the conditions set out in the Schedule attached to the Option Certificate.

         When you wish to exercise the Option, whether in whole or in part, you should complete the notice of exercise on the back of your Option Certificate and send it to me. If you are only exercising part of the Option, a new certificate will be sent to you together with a fresh notice of exercise. The certificate states when you may first exercise your Option (although you may be able to exercise it earlier in certain special circumstances specified in the rules of the Scheme).

         The Company has delivered to the Inland Revenue a copy of an undertaking made by it and approved by a resolution of the Directors to the effect that the Directors will not use their power to refuse to register a transfer of shares (conferred by the Company's articles of incorporation) to discriminate against shareholders who acquired their shares by the exercise of an option granted under the rules of the Scheme.

         Under current legislation, there will be no charge to income tax on the exercise of the Option if, in addition to complying with the Rules of the Scheme, you exercise the Option:

          - not earlier than 3 or later than 10 years after the Date of Grant; and

          - not earlier than 3 years following the last exercise by you of an Option (obtained under this or any other approved executive share option scheme) which enjoyed relief from income tax. Options exercised on the same day are treated as one exercise for this purpose.


                                                     Yours sincerely

                                                     [Representative]


Note: This letter and the Option Certificate are important documents and should be kept in a safe place.

                                          O P T I O N    C E R T I F I C A T E


APPENDIX II

         Certificate No.
                          --------------

                             CELESTICA INTERNATIONAL
                                  HOLDINGS INC.

         THIS IS TO CERTIFY THAT CELESTICA EMPLOYEE NOMINEE CORPORATION, ON BEHALF OF [NAME] OF [ADDRESS]

         is the holder of an option (the "Option") granted on [Date] to acquire [Number] of Class A Shares in the capital of Celestica International Holdings Inc. (the "Company") at an Exercise Price of [Exercise Price] per Class A Share. The Option is granted subject to and incorporating the Rules of the Celestica 1997 UK Approved Share Option Scheme (the "Scheme") and is exercisable in accordance with the terms of the Scheme and the attached Schedule.

         Subject to the Rules of the Scheme and the attached Schedule, the Option may be exercised as set out below:




                Number of Shares                    First Exercise Date

                    [Number]                        [Date the Company becomes
                                                    a Public Company]

         THE EXERCISE OF THE OPTION IS CONDITIONAL UPON THE SATISFACTION OF THE CONDITIONS SPECIFIED IN THE ATTACHED SCHEDULE WHICH HAS BEEN IMPOSED PURSUANT TO RULE 2.2 OF THE SCHEME.1 THE OPTION IS PERSONAL TO YOU AND MAY NOT BE ASSIGNED OR TRANSFERRED, AND REFERENCE IS MADE, IN PARTICULAR, TO RULE 2.4 OF THE SCHEME. THE OPTION AND ANY SHARES ALLOTTED PURSUANT TO AN EXERCISE HEREOF ARE SUBJECT TO THE ARTICLES OF THE COMPANY, THE SCHEME AND THE SCHEDULE ATTACHED HERETO.


         IN WITNESS WHEREOF, this document has been duly executed and delivered as of the ____ day of _________, 1997.


         CELESTICA INTERNATIONAL HOLDINGS INC.

         ..................................................

          ..................................................



                (1) A Notice of Exercise in respect of the Class A Shares subject to the Option is on the reverse of this certificate. It must be completed and submitted to the Company Secretary together with this certificate if you with to exercise your Option in whole or in part.

                 PLEASE READ THE NOTES AT THE FOOT OF THIS FORM
                         CAREFULLY BEFORE COMPLETING IT

                               NOTICE OF EXERCISE


The Secretary of
Celestica International Holdings Inc. (the "Company")


         I hereby give notice to the Company that I hereby irrevocably exercise the right evidenced by the attached Option Certificate to subscribe for _________(1) Class A Shares in the capital of the Company at the Exercise Price per share specified in the Option Certificate. I hereby request that upon issuance the shares my name be entered on the shareholder register of the Company and I agree to accept the said Class A Shares subject to the articles of incorporation of the Company and to the terms of the Scheme.

         I am acquiring the Class A Shares as beneficial owner and not as trustee or nominee for any other person.

         I hereby enclose a remittance for L (2), being the aggregate Exercise Price payable on the issuance of the Class A Shares in respect of which I am exercising the Option.

         I hereby request you to deliver a share certificate evidencing the Class A Shares to be registered in my name and, if applicable, an Option Certificate in respect of the balance of Class A Shares subject to option, by post or otherwise at my risk to my care, in accordance with the Scheme.


         DATED this ________ day of ______________________, _______.



                                              by _____________________________
                                              Participant Name:


NOTES

(1) Please indicate the number of Class A Shares in respect of which the Option is being exercised on this occasion, which must not exceed the number of Class A Shares specified in the Option Certificate. If no amount is inserted, the Option will be deemed to have been exercised in respect of that maximum number of Class A Shares which can be subscribed for with the monies remitted herewith.



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                                        -2-

(2) The remittance should be for an amount equal to the Exercise Price per Class A Share shown overleaf multiplied by the number of Class A Shares in respect of which the Option is exercised.